UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report – July 7, 2016
(Date of earliest event reported)
QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)
Registrant's telephone number, including area code (801) 324-5900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On July 7, 2016, Questar Corporation (the “Company”) announced that its Chief Financial Officer, Kevin W. Hadlock, is taking a leave of absence for personal reasons, effective immediately. The Company has appointed David M. Curtis, Questar Vice President and Corporate Controller, to serve as the Company’s Acting Chief Financial Officer (principal financial officer) while Mr. Hadlock remains on leave. Currently, the Company is in the process of completing a merger with a subsidiary of Dominion Resources, Inc. (“Dominion”), subject to regulatory approval (the “Merger”). Upon the closing of the Merger, Mr. Curtis will assume the role of corporate controller of the surviving company and Mr. Hadlock plans to leave the Company.
Mr. Curtis, age 61, has served as the Company’s Vice President and Corporate Controller since 2011. Mr. Curtis has also served as Vice President and Controller of Questar Gas Company and Questar Pipeline Company since 2003 and of Wexpro Company since 2010. Questar Gas Company, Questar Pipeline Company and Wexpro Company are wholly-owned subsidiaries of the Company.
There is no family relationship that exists between Mr. Curtis and any executive officer or director of the Company. In addition, there are no arrangements or understandings between Mr. Curtis and any other persons pursuant to which he was selected as an officer of the Company and there are no transactions between the Company and Mr. Curtis that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

July 7, 2016	/s/ Ronald W. Jibson
Ronald W. Jibson President and Chief Executive Officer

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